SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Huntington Bancshares Incorporated

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NOTICE OF ANNUAL MEETING
PROXY STATEMENT

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Thirty-Seventh Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Riffe Center Capitol Theatre, 77 South High Street, Columbus, Ohio, on Thursday, April 24, 2003, at 2:00 p.m. local Columbus, Ohio time, for the following purposes:

(1)	To elect four directors to serve as Class I Directors until the 2006 Annual Meeting of Shareholders, two directors to serve as Class II Directors until the 2004 Annual Meeting of Shareholders, and one director to serve as a Class III Director until the 2005 Annual Meeting of Shareholders, and until their successors are elected.

(2)	To consider and act upon a proposal to increase the number of shares of Huntington common stock authorized for the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors.

(3)	To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for Huntington for the year 2003.

(4)	To transact any other business which may properly come before the meeting.

You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington and representatives of its independent auditors will be present to answer your questions and to discuss its business.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card, or by voting electronically over the Internet or by telephone. Please refer to your proxy card for information on voting electronically. If you attend the meeting, you may vote in person, and your proxy will not be used.

Sincerely yours,

/s/ Richard A. Cheap
Richard A. Cheap March 10, 2003

SHAREHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER ELECTRONICALLY—BY TELEPHONE OR VIA THE INTERNET—OR BY SENDING THEIR PROXY CARDS IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

PROXY STATEMENT

This Proxy Statement is provided on behalf of the Board of Directors of Huntington Bancshares Incorporated to solicit proxies to be voted at the Annual Meeting of Shareholders to be held on April 24, 2003, and at any adjournment. We are mailing this Proxy Statement, together with a proxy card or voting instruction card, starting on or about March 20, 2003, to Huntington’s shareholders entitled to vote at the Annual Meeting.

Voting Procedures

Shareholders of common stock of record at the close of business on February 24, 2003, are entitled to vote at the Annual Meeting. Huntington had 231,181,126 shares of common stock outstanding and entitled to vote on the record date.

Shareholders will have one vote on each matter submitted at the Annual Meeting for each share of common stock owned on the record date. The shares represented by a properly submitted proxy will be voted as directed provided the proxy is received by Huntington prior to the meeting. A properly executed proxy without specific voting instructions will be voted FOR the nominees for director named in this Proxy Statement, FOR the approval of the increase in shares issuable under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors, and FOR the ratification of Ernst & Young LLP’s appointment as independent auditors. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting.

A shareholder may vote by proxy by using the telephone, via the Internet, or by properly signing and submitting the enclosed proxy card. A shareholder has the power to revoke his proxy at any time before it is exercised by filing a written notice with Huntington’s Secretary prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

Huntington will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Huntington representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview. Huntington has contracted with Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Huntington will constitute a quorum at the meeting. Under the law of Maryland, Huntington’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

The election of each nominee for director requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality and thus broker non-votes and abstentions will have no effect. The approval of the increase in shares issuable under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors and the ratification of the appointment of independent auditors require the affirmative vote of a majority of all the votes cast by the holders of common stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting.

Election of Directors

Under Huntington’s Charter, the Board of Directors is divided into three classes, with terms of office that expire at successive annual meetings. The terms of the Class I Directors expire at this Annual Meeting. Huntington’s Bylaws provide that a majority of the Board of Directors may change the number of directors from time to time so long as the authorized number of directors is no less than three and no greater than twenty-five. The Nominating and Corporate Governance Committee of the Board of Directors makes recommendations to the Board of Directors in regard to its size and composition. In July 2002, the Board of Directors expanded the size of the Board to eleven by electing Raymond J. Biggs as a director. Don Conrad retired from the Board of Directors in October

2002 after 13 years of dedicated service. Timothy P. Smucker has announced that he intends to resign from the Board of Directors after the 2003 Annual Shareholders’ Meeting, following a distinguished tenure of 25 years. Huntington has benefited from and is grateful for the wisdom and guidance provided by both Mr. Conrad and Mr. Smucker. At this time, the Board of Directors has set the authorized number of directors at twelve.

Accordingly, the Board of Directors proposes the election of seven directors at the 2003 Annual Meeting of Shareholders: four to serve as Class I Directors, two to serve as Class II Directors, and one to serve as a Class III Director. Each nominee was reviewed and recommended to the Board by the Board’s Nominating and Corporate Governance Committee.

Raymond J. Biggs, John B. Gerlach, Jr., Thomas E. Hoaglin, and Robert H. Schottenstein are currently Class I Directors of Huntington and are being nominated for reelection at the 2003 Annual Meeting of Shareholders. The nominees for Class I Directors, if elected, will each serve a three-year term expiring at the 2006 Annual Meeting of Shareholders and until their successors are elected. Messrs. Gerlach and Schottenstein were each elected at the 2000 Annual Meeting of Shareholders to serve three-year terms expiring in 2003. Mr. Hoaglin was elected at the 2001 Annual Meeting of Shareholders to serve a two-year term expiring in 2003. Mr. Biggs was elected by the Board of Directors in July 2002 to serve until the 2003 Annual Meeting of Shareholders.

David P. Lauer and Kathleen H. Ransier are being nominated to serve as Class II Directors, each to serve a one-year term expiring at the 2004 Annual Meeting of Shareholders and until his or her successor is elected. Michael J. Endres is being nominated to serve as a Class III Director for a two-year term expiring at the 2005 Annual Meeting of Shareholders and until his successor is elected.

It is intended that, unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of Messrs. Biggs, Gerlach, Hoaglin, and Schottenstein as Class I Directors, FOR the election of Mr. Lauer and Ms. Ransier as Class II Directors, and FOR the election of Mr. Endres as a Class III Director. Huntington has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the number of directors may be decreased pursuant to the Bylaws or the Board of Directors may designate a substitute nominee, for whom shares represented by a properly submitted proxy would be voted.

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

The following tables set forth certain information concerning each nominee and each continuing director of Huntington.

CLASS I DIRECTORS

(NOMINEES FOR TERMS EXPIRING IN 2006)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Raymond J. Biggs	65	2002
Private Investor; Retired Chairman and CEO, Huntington Bancshares Michigan, Inc. (1990 – 1994)

John B. Gerlach, Jr.	48	1999	Lancaster Colony Corporation
Chairman, President, and Chief Executive Officer, Lancaster Colony Corporation, Manufacturer and marketer of specialty food, glassware, candles and automotive accessories

Thomas E. Hoaglin	53	2001	The Gorman-Rupp Company
Chairman, President and Chief Executive Officer of the Corporation and The Huntington National Bank

Robert H. Schottenstein	50	1997	M/I Schottenstein Homes, Inc.
Vice Chairman and President, M/I Schottenstein Homes, Inc., homebuilding and development

CLASS II DIRECTORS

(TERMS EXPIRE IN 2004)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
George A. Skestos	75	1995
Investor;
Retired Chairman, Homewood Corporation, residential construction and development (1964-1988)

Lewis R. Smoot, Sr.	69	1995	M/I Schottenstein Homes, Inc.
President and Chief Executive Officer,
The Smoot Corporation, general
construction and construction management

(NOMINEES FOR TERMS EXPIRING IN 2004)

David P. Lauer	60	—	AirNet Systems, Inc
Certified Public Accountant;			Diamond Hill Investment
Retired Managing Partner, Deloitte & Touche,			Group, Inc.
Columbus, Ohio office (1989-1997)			Metatec International, Inc.
			Wendy’s International, Inc
Kathleen H. Ransier	55	—
Attorney, Of Counsel to
Vorys, Sater, Seymour and Pease LLP,
Columbus, Ohio

CLASS III DIRECTORS (TERMS EXPIRE IN 2005)
Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Don M. Casto III	58	1985
Principal, CASTO,
real estate developers

Patricia T. Hayot	57	1996
Head of Columbus School for Girls

Wm. J. Lhota	63	1990	State Auto Financial Corporation

        Principal, LHOTA SERVICES, providing

        ethics consulting and arbitration and

        mediation services; Retired President –

        Energy Delivery, American Electric Power

        (2000 – 2001); Retired Executive Vice

        President, American Electric Power Service

        Corp., management, technical, and

        professional subsidiary of American Electric

        Power (1989 – 2001)

(NOMINEE FOR TERM EXPIRING IN 2005)
Michael J. Endres	55	—	Applied Innovation Inc. Worthington Industries
Principal, Stonehenge Financial Holdings, Inc.,
a private equity investment firm

(1)	Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except:

•	Mr. Hoaglin, who joined Huntington in February 2001 and whose business experience is described under “Executive Officers of Huntington” below. Mr. Hoaglin is also a director of The Huntington National Bank.

•	Mr. Lauer, who served as President and Chief Operating Officer—Columbus Commercial Operations, for Bank One, NA, Columbus, Ohio from 1997 to 2001. Mr. Lauer also served as a director of Huntington Preferred Capital, Inc. from September 2002 to February 2003.

•	Ms. Ransier, who was managing partner of Ransier & Ransier, LLP, Attorneys at Law from 1976 to 2001.

•	Mr. Endres, who served as Vice Chairman of Bank One Capital Corporation, an investment banking subsidiary of Bank One Corporation, from 1990 until 1999.

(2)	Other directorships held in companies with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934.

The Board of Directors has standing Audit/Risk, Compensation, Executive, Nominating and Corporate Governance, and Pension Review Committees. The Board of Directors has approved a separate written charter for each of the standing committees. In addition, the Board of Directors has adopted a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Corporate Governance Guidelines, among other things, establish standards for “independence” derived from various standards including those currently proposed by The Nasdaq Stock Market, Inc., the New York Stock Exchange, and the Securities and Exchange Commission. On the basis of these guidelines, the current Nasdaq Stock Market definition of “independence” for audit committee purposes, and review of transactions and relationships with Board members, the Board of Directors has determined that a majority of its members are independent.

The Board of Directors held a total of 7 regular and special meetings during 2002. Each director attended greater than 75% of the meetings of the full board and the committees on which he or she served. The table below indicates the membership of the Board’s standing committees and the number of times the committees met in 2002.

Directors and Number of Meetings	Audit/Risk Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Pension Review Committee
Raymond J. Biggs					Chair
Don M. Casto III		Member	Chair	Chair
John B. Gerlach, Jr.	Member
Patricia T. Hayot	Member
Thomas E. Hoaglin			Member
Wm. J. Lhota	Member
Robert H. Schottenstein	Chair
George A. Skestos		Member	Member	Member	Member
Lewis R. Smoot, Sr.					Member
Timothy P. Smucker		Chair	Member	Member	Member
Number of Meetings	9	5	4	2	3

The Audit/Risk Committee provides assistance to the Board of Directors in fulfilling their oversight responsibility for the integrity of the company’s financial statements; the financial reporting process; the systems for managing enterprise-wide risks; the systems of internal accounting and financial controls; the performance of the company’s internal audit function, risk management functions, and independent auditors; the independent auditor’s qualifications and independence; and the compliance by the company’s associates and directors with the Code of Business Conduct and Ethics, the Financial Code of Ethics, and legal and regulatory requirements. The primary responsibility of the Audit/Risk Committee is to oversee the company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. All of the members of the Audit/Risk Committee are deemed to be independent of Huntington.

The Compensation Committee discharges the Board of Directors’ responsibilities relating to executive officer and director compensation and equity-based compensation programs. Its duties and responsibilities include, in consultation with senior management, establishing the company’s general compensation philosophy and overseeing the development and implementation of compensation and stock option programs. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and sets the

CEO’s compensation level based on this evaluation. In addition, the Compensation Committee reviews and approves compensation and stock option programs applicable to the executive officers of Huntington. All of the members of the Compensation Committee are deemed to be independent of Huntington.

The Executive Committee considers matters brought before it by the CEO. This Committee also considers matters and takes action that may require the attention of the Board or the exercise of the Board’s powers or authority in the intervals between meetings of the Board.

The Nominating and Corporate Governance Committee’s primary responsibilities are to review annually the composition of the Board to assure that the appropriate knowledge, skills and experience are represented, in the Committee’s judgment, and in order to comply with applicable laws and regulations; create selection criteria for and review persons nominated to the Board of Directors by the directors and the Chief Executive Officer; develop and recommend to the Board standards to be applied in making determinations as to the independence of directors; and review annually the effectiveness of the Board, including but not limited to considering the size of the Board, the number of meetings, the performance of individual directors as well as collective Board performance. Other primary responsibilities of this Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers, and employees. All members of the Nominating and Corporate Governance Committee are deemed to be independent of Huntington.

The Pension Review Committee provides recommendations to the Board in connection with actions taken by the Board in fulfillment of the duties and responsibilities delegated to Huntington and/or the Board pursuant to the provisions of Huntington’s retirement plans. In addition, the Pension Review Committee acts on behalf of the Board in fulfilling such duties and responsibilities as delegated by written action of the Board. The Pension Review Committee also takes such actions as are specifically granted to the Committee pursuant to retirement plan documents.

Report of the Audit/Risk Committee

The following Report of the Audit/Risk Committee should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report by reference therein.

The Audit/Risk Committee is comprised of four of Huntington’s non-employee directors. The Board of Directors and the Audit/Risk Committee believe that the Audit/Risk Committee’s current members qualify as “independent directors” as the term is defined in the applicable listing standards of The Nasdaq Stock Market, Inc. The Audit/Risk Committee operates pursuant to a written Charter that was updated by the Board of Directors in January 2003. A copy of the Audit/Risk Committee Charter is included with this Proxy Statement as Appendix I.

The primary responsibility of the Audit/Risk Committee is to oversee Huntington’s financial reporting process and report to the full Board of Directors. In carrying out its duties, the Audit/Risk Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002, with management and Huntington’s independent auditors, Ernst & Young LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit/Risk Committee has also reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statements on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit/Risk Committee has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by the outside auditors during 2002, the Audit/Risk Committee believes that the services provided by Ernst & Young in 2002 are compatible with and do not impair Ernst & Young’s independence.

Based on these reviews and discussions, the Audit/Risk Committee recommended that the Board of Directors approve the audited financial statements for inclusion in Huntington’s Annual Report on Form 10-K for the year 2002 for filing with the Securities and Exchange Commission.

AUDIT/RISK COMMITTEE

Robert H. Schottenstein, Chairman

John B. Gerlach, Jr.

Patricia T. Hayot

Wm. J. Lhota

Director Compensation

Each non-employee director of Huntington receives quarterly retainer payments at an annual rate of $27,000. Non-employee chairmen of standing committees of the Board of Directors receive additional quarterly retainer payments at an annual rate of $5,000. In addition, each non-employee director receives $1,500 for each Board or committee meeting the director attends (excluding special, teleconference meetings). The Board of Directors previously elected to forgo all cash compensation for one year, beginning in May 2001, and received in lieu thereof a larger than typical grant of stock options in 2001. In April 2002, the Compensation Committee recommended, and the Board of Directors approved, the return to the previous levels of compensation effective July 2002. Accordingly, for 2002, non-employee directors received one-half of the standard retainer payments and received meeting fees for all meetings attended beginning in July 2002.

Huntington considers stock option grants to non-employee directors on an annual basis in amounts determined at the discretion of the Compensation Committee. Consistent with the practice prior to May 2001, options to purchase 7,500 shares of Huntington common stock were granted on April 29, 2002, to each of the non-employee directors. These options, which were granted under Huntington’s 2001 Stock and Long-Term Incentive Plan, have an exercise price equal to the average of the high and low market price of the underlying shares on the date of grant, or $20.325 per share. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Generally, the exercise price of options may be paid for in cash or in shares of Huntington common stock.

All or any portion of the cash compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors. The plan allows the members of the Board of Directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Huntington transfers cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington common stock. During 2002, the trustee invested the trust fund primarily in Huntington common stock. Distribution of a director’s account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of the creditors of Huntington. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also employees of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in the plan. Huntington’s shareholders are being asked to consider a proposal at the 2003 Annual Meeting of Shareholders to authorize additional shares of Huntington common stock for this plan. See “Proposal to Approve the Increase in the Number of Shares for the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors,” below.

Transactions with Directors and Executive Officers

Indebtedness of Management

Some of the directors, nominees for election as directors, and executive officers of Huntington are customers of Huntington’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees, and executive officers of Huntington also may be affiliated with entities which are customers of Huntington’s affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Other Transactions

Raymond J. Biggs, a director of Huntington, served as an officer of Huntington Bancshares Michigan, Inc. from 1990 to 1994, following Huntington’s acquisition of First Macomb Bank, of which Mr. Biggs was an executive officer. Mr. Biggs currently receives periodic payments from Huntington, which amounts represent the negotiated settlement of supplemental retirement and other benefits payable to Mr. Biggs under a Supplemental Retirement Income Agreement previously entered into between Mr. Biggs and First Macomb Bank. The negotiated benefits, as agreed upon in 1995, are annual payments of $15,159 for fifteen years from 1995, and monthly payments of $13,142.20 beginning in August of 2002 and continuing for fifteen years.

In 2000, The Huntington National Bank began to implement a two-phase renovation project at Huntington’s 17 South High Street building in Columbus, Ohio. Phase I of the project was substantially completed in 2002, and Phase II renovations commenced in

January 2003 with a scheduled completion date of March 2004. The 17 South High Street building houses a large banking office of The Huntington National Bank as well as approximately 33 tenants. These renovations include life safety code improvements. Based on the involvement of The Sherman R. Smoot Company of Ohio in the early planning stages as well as in construction of Phase I and participation in preconstruction design and development of Phase II, officers of The Huntington National Bank deemed it to be in the best interest of the bank to engage The Sherman R. Smoot Company of Ohio to act as construction manager to support the implementation of the project scope, schedule, and budget for Phase II renovations. The Sherman R. Smoot Company of Ohio is supplying supervision and project management services. The Sherman R. Smoot Company of Ohio is charging a fee of 5% of the total estimated construction cost of Phase II, or no more than $420,000 based on the stated maximum cost in the construction budget. Lewis R. Smoot, Sr., who is a director of Huntington, is President and Chief Executive Officer of The Sherman R. Smoot Company of Ohio. Mr. Smoot is also President, Chief Executive Officer, and 87.68% owner of The Smoot Corporation, which is the parent company of The Sherman R. Smoot Company of Ohio.

In connection with its Community Centered Banking Program which expired in 2001, The Huntington National Bank was party to a consulting and services agreement with P. T. & Associates Community Development Consulting, Inc. (“P. T. & Associates”). Pursuant to the agreement, P. T. & Associates assisted The Huntington National Bank in implementing and marketing the Community Centered Banking Program, including consulting with church and other community groups in The Huntington National Bank’s markets, reviewing program marketing and promotional materials, and otherwise assisting The Huntington National Bank in implementing the program. During 2002, The Huntington National Bank and P. T. & Associates entered into an agreement to finalize the winding down of the arrangement between the parties and provide for the disposition of the Community Centered Banking Program materials. As part of the agreement, The Huntington National Bank acquired the sole and exclusive ownership of and right to operate the hospital-patient loan program developed as part of the Community Centered Banking Program by purchasing from P. T. & Associates for $2,500,000 all of its right, title, and interest in and to the hospital-patient loan program materials and software. Mr. Smoot owns 50% of the stock of P. T. & Associates and also serves as its Treasurer.

During 2002, Huntington Mezzanine Opportunities Inc., a wholly-owned subsidiary of Huntington, established a private corporate mezzanine investment fund, providing financing in transaction amounts up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. Stonehenge Mezzanine Partners LLC serves as the asset manager to develop and manage the fund, which is its sole purpose. Under the investment management agreement, Stonehenge Mezzanine Partners LLC receives a quarterly management fee equal to the greater of a fixed amount or a set percentage of the mezzanine loan balances. For the first five years of the agreement, the minimum quarterly management fee is equal to $262,500; thereafter the minimum is $62,500. Stonehenge Mezzanine Partners LLC is also eligible to receive a percentage of profits based on the performance of the investments. Michael J. Endres, a nominee for director of Huntington, has a 20% equity interest in Stonehenge Mezzanine Partners, LLC.

Kathleen H. Ransier, nominee for director of Huntington, is Of Counsel to the law firm Vorys, Sater, Seymour and Pease LLP. From time to time, other attorneys with Vorys, Sater, Seymour and Pease LLP represent some estates and/or trusts which The Huntington National Bank serves as fiduciary. In such cases the law firm is paid generally for its services out of the assets of the estate or trust. The amount of fees for these services is significantly below 5% of the firm’s annual gross revenues.

Ownership of Voting Stock

The following table sets forth the beneficial ownership of Huntington common stock by each of Huntington’s directors, nominees for directors, the chief executive officer, and the four next most highly compensated executive officers as of January 31, 2003 (1).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(2)		Percent of Class
Ronald C. Baldwin	113,867		(6)
Daniel B. Benhase	67,122	(4)	(6)
Raymond J. Biggs	1,760,221	(3)(5)	(6)
Don M. Casto III	268,963	(3)(5)	(6)
Richard A. Cheap	75,652	(4)	(6)
Michael J. Endres	2,000		(6)
John B. Gerlach, Jr.	1,606,989	(3)(5)	(6)
Patricia T. Hayot	78,376	(5)	(6)
Thomas E. Hoaglin	601,743	(3)(4)	(6)
David P. Lauer	20,257	(3)	(6)
Wm. J. Lhota	84,758	(3)(5)	(6)
Michael J. McMennamin	97,416	(3)(4)	(6)
Kathleen H. Ransier	1,000	(3)	(6)
Robert H. Schottenstein	53,862	(5)	(6)
George A. Skestos	49,344	(5)	(6)
Lewis R. Smoot, Sr.	124,429	(3)(5)	(6)
Timothy P. Smucker	136,386	(5)	(6)
Directors as a group (10 in group)	4,765,071	(3)(4)(5)	2.05%
Executive Officers as a group (7 in group)	1,001,581	(3)(4)(5)	(6)
Directors and Executive Officers as a group (16 in group)	5,164,909	(3)(4)(5)	2.22%

(1)	With respect to shares of common stock held in Huntington’s Investment and Tax Savings Plan (401(k)) plan, Supplemental Stock Purchase and Tax Savings Plan, and deferred compensation plans for directors, shares are included as of the last statement date, December 31, 2002.

(2)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures include the following number of shares of common stock which could have been acquired within 60 days of January 31, 2003, under stock options awarded under Huntington’s stock option plans:

Mr. Baldwin	90,867	Mr. Schottenstein	24,818
Mr. Benhase	46,334	Mr. Skestos	37,995
Mr. Casto	29,210	Mr. Smoot	30,674
Mr. Cheap	54,855	Mr. Smucker	30,674
Mr. Gerlach	16,699	Directors as a group	722,162
Ms. Hayot	24,818	Executive officers as
Mr. Hoaglin	496,600	a group	797,799
Mr. Lhota	30,674	Directors and Executive
Mr. McMennamin	65,867	Officers as a group	1,023,361

(3)	Figures include 5,277 shares, 8,405 shares, 50,812 shares, 9,561 shares, 500 shares, and 3,417 shares of common stock owned by members of the immediate families of Messrs. Biggs, Casto, Gerlach, Lauer, Ms. Ransier, and Mr. Smoot, respectively; 1,753,838 shares owned by MSR Family Limited Partnership of which Mr. Biggs is general partner; 1,066,147 shares owned by the John B. Gerlach Trust of which Mr. Gerlach is trustee and beneficiary; 375,874 shares owned by the Gerlach Foundation of which Mr. Gerlach is an officer and trustee; 6,436 shares owned by Lancaster Lens, Inc. of which Mr. Gerlach is an executive officer; 35,431 shares owned by Lehrs, Inc. of which Mr. Gerlach is a director and executive officer; 1,790 shares owned by Darby Road Company of which Mr. Gerlach is a director and the holder of one-third shareholder interest; 3,133 shares owned by Darby Road Limited Partnership of which Darby Road Company is general partner; 77,400 shares owned jointly by Mr. Hoaglin and his spouse; 16,777 shares owned jointly by Mr. Lhota and his spouse; 10,500 shares owned jointly by Mr. McMennamin and his spouse; 23,248 shares owned by The Smoot Corporation, of which Mr. Smoot is President; and 473,696 shares reported as owned by individuals as to which the respective directors and executive officers have disclaimed beneficial ownership.

(4)	Figures include shares of common stock held as of December 31, 2002, in Huntington’s Supplemental Stock Purchase and Tax Savings Plan as follows: 788 for Mr. Benhase, 2,175 for Mr. Cheap, 2,999 for Mr. Hoaglin, 1,549 for Mr. McMennamin, and 8,916 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(5)	Figures include shares of common stock held as of December 31, 2002, in Huntington’s deferred compensation plans for directors as follows: 1,106 for Mr. Biggs, 87,606 for Mr. Casto, 9,665 for Mr. Gerlach, 52,829 for Ms. Hayot, 13,362 for Mr. Lhota, 16,413 for Mr. Schottenstein, 11,349 for Mr. Skestos, 39,394 for Mr. Smoot, and 91,885 for Mr. Smucker. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

(6)	Less than 1%.

As of December 31, 2002, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Huntington common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
The Huntington National Bank Huntington Center 41 South High Street Columbus, Ohio 43287	14,862,447	(1)	6.21%

(1)	These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 2,534,185 of these shares, shared power to dispose of 2,272,101 of these shares, sole power to vote 5,513,376 of these shares, and shared power to vote 8,952,852 of these shares.

As of December 31, 2002, Messrs. Baldwin, Benhase, Cheap, and McMennamin owned 2,000, 800, 100, and 3,000 shares, respectively, of Class C Preferred Shares, $25.00 par value, issued by Huntington Preferred Capital, Inc. These executive officers owned, individually and collectively, less than 1% of the Class C Preferred Shares outstanding on December 31, 2002. Huntington Preferred Capital, Inc. is a subsidiary of Huntington.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, Huntington believes that, during 2002, all filing requirements applicable for reporting persons were met.

Executive Compensation

The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington’s Chief Executive Officer and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 2002.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation				Awards	Payouts

Name and Principal Position(1)	Year	Salary($)(2)	Bonus($)(3)	Other Annual Compen- sation ($)(4)		Securities Underlying Options/ SARs(5)	LTIP Payouts($)(6)		All Other Compen- sation($)(7)

Thomas E. Hoaglin Chairman, President and CEO	2002 2001 2000	800,000 683,077 N/A	480,000 250,000 N/A	(4 (4 N/A	) )	300,000 497,000 N/A	(6 (6 N/A	) )	33,714 6,800 N/A

Ronald C. Baldwin Vice Chairman	2002 2001 2000	486,308 334,327 N/A	291,785 -0- N/A	(4 (4 N/A	) )	110,000 174,600 N/A	(6 (6 N/A	) )	8,000 2,740 N/A

Michael J. McMennamin Vice Chairman and Chief Financial Officer	2002 2001 2000	404,846 330,769 115,385	242,908 215,000 -0-	(4 (4 (4	) ) )	110,000 99,600 25,000	(6 (6 N/A	) )	20,932 6,800 N/A

Daniel B. Benhase Executive Vice President, Huntington National Bank	2002 2001 2000	283,077 240,385 116,827	141,538 137,500 25,000	(4 (4 (4	) ) )	60,000 63,400 25,000	(6 (6 N/A	) )	11,323 9,903 N/A

Richard A. Cheap General Counsel and Secretary	2002 2001 2000	266,300 252,308 218,846	133,150 159,250 -0-	(4 (4 (4	) ) )	30,000 38,500 13,200	(6 (6 43,120	) )	12,366 10,892 9,554

(1)	Mr. Hoaglin joined Huntington as President and Chief Executive Officer on February 15, 2001. Mr. Baldwin joined Huntington in April 2001. Messrs. Benhase and McMennamin joined Huntington in June 2000.

(2)	Salary figures include amounts deferred pursuant to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan.

(3)	The bonus amounts reported for 2002 represent annual cash incentive awards for the year under Huntington’s Incentive Compensation Plan. These bonus figures include amounts which the named executive officers have elected to defer under the terms of Huntington’s Executive Deferred Compensation Plan.

(4)	For each year indicated other compensation for each of the named executive officers was less than $50,000 and less than 10% of the total annual salary and bonus reported for the named executive.

(5)	The numbers in this column represent shares of Huntington’s common stock underlying stock options awarded. The 2002 numbers reflect annual grants of stock options made in July 2002 under Huntington’s 2001 Stock and Long-Term Incentive Plan. As reported in last year’s Proxy Statement, the figures indicated for 2001 for Messrs. Hoaglin, Baldwin, and McMennamin include stock options received in February 2002 which were granted in lieu of all or a portion of cash incentive bonus which the executive officer would have otherwise received for 2001.

(6)	Huntington’s Long-Term Incentive Compensation Plan measures Huntington’s performance over multiple-year, overlapping cycles. Each of the named executive officers was selected to participate in the cycle which began on January 1, 2000, and ended on December 31, 2002. Awards for this cycle are not determinable until after year-end reports are filed by a peer group of financial institutions. Additional detail about the Long-Term Incentive Plan and the range of potential awards for the cycle ended December 31, 2002, are set forth below in the “Board Compensation Committee Report on Executive Compensation”. There were no payouts to report for 2001 since a cycle did not end during 2001.

(7)	Figures in this column primarily represent amounts contributed by Huntington to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 2002, $8,000 was contributed for each of the named executive officers under the Huntington Investment and Tax Savings Plan. Also for 2002, Huntington contributed to the Supplemental Stock Purchase and Tax Savings Plan: $25,714 for Mr. Hoaglin, $12,932 for Mr. McMennamin, $3,323 for Mr. Benhase, and $4,366 for Mr. Cheap.

Employment and Executive Agreements

Under an Employment Agreement, Mr. Hoaglin will be employed by Huntington through February 14, 2004, with automatic five-year renewals, unless sooner terminated. Mr. Hoaglin’s Employment Agreement provides that his annual base salary will not be less than $800,000, and that he will participate in Huntington’s incentive compensation plans, retirement plans, and other benefits afforded to executive officers. Under the Employment Agreement, Mr. Hoaglin was entitled to receive a signing bonus of $250,000 in cash and a grant of stock options to purchase 400,000 shares of Huntington common stock. In addition, Mr. Hoaglin was entitled to a prorated bonus under the Incentive Compensation Plan for 2001 of at least $420,000. Mr. Hoaglin agreed to forgo this cash incentive bonus and received in lieu thereof a grant of stock options for 96,600 shares. Mr. Hoaglin is also entitled to a prorated award under the Long-Term Incentive Compensation Plan for the cycle beginning January 1, 2000, and ending on December 31, 2002, calculated pursuant to the terms of the plan, except that for plan year 2001, it will be presumed that Huntington’s performance met the target level.

The Employment Agreement may be terminated by either Mr. Hoaglin or Huntington upon written notice delivered to the other party at least 60 days prior to the expiration of the initial term or any renewal term. In addition, Huntington may terminate the agreement in the event Mr. Hoaglin becomes disabled, which disability continues for more than six consecutive months during a twelve month period. In such event, Mr. Hoaglin will be entitled to his full compensation to the date of termination. Thereafter Mr. Hoaglin will be entitled to two-thirds of his base salary, less any benefits he receives from any of Huntington’s disability insurance programs, until the earlier of termination of the disability or the termination date of the agreement. Mr. Hoaglin’s compensation and benefits would be reinstated upon his return to employment. In the event Mr. Hoaglin’s employment is terminated for cause, he will receive salary payments for three months, plus any compensation to which he is entitled under the incentive compensation plans. In the event Mr. Hoaglin’s employment is terminated by Huntington without cause, Mr. Hoaglin will be entitled to his minimum base salary, awards under the incentive compensation plans at not less than target levels, plus retirement and fringe benefits until the termination date, or if during the initial term, for two years after such termination. Mr. Hoaglin will be entitled to the same severance package if he were to terminate the agreement during the initial term for good reason. Good reason means the withholding from Mr. Hoaglin of authority, duties, responsibilities, and status consistent with his position, the removal of Mr. Hoaglin from the board of directors of Huntington or The Huntington National Bank, or breach of the agreement by Huntington. In the event of Mr. Hoaglin’s death during the term of the agreement, his base salary will continue to be paid to his beneficiary for six months following the date of death. Any incentive compensation to which he would have been entitled will also be paid to his beneficiary.

Huntington also has entered into Executive Agreements with each of the persons named in the Summary Compensation Table. These Executive Agreements were entered into as part of Huntington’s corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of Huntington. Change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of Huntington’s outstanding voting securities;

•	a change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;

•	a merger involving Huntington where Huntington’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of Huntington; and

•	a disposition of assets, reorganization, or other corporate event involving Huntington which would have the same effect as any of the above-described events.

Under each Executive Agreement, Huntington or its successor must provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by Huntington, at any time within 36 months after a change in control;

•	by Huntington, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 36 months after a change in control of Huntington; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Under the Executive Agreements, good reason generally means the assignment to the executive officer of duties which are materially (and, in the case of Messrs. Benhase and Cheap, adversely) different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by Huntington or its successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of Huntington immediately prior to a change in control, the occurrence of a change in control will be conclusively deemed to constitute good reason.

In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer’s severance benefits payable under the Executive Agreements include:

•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Benhase and Cheap, two and one-half times) the officer’s highest base annual salary;

•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Benhase and Cheap, two and one-half times) the highest annual incentive compensation to which the officer would be entitled;

•	a lump sum cash payment equal to one and one-half times the highest long-term incentive compensation to which the officer would be entitled;

•	thirty-six months of continued insurance benefits; and

•	thirty-six months of additional service credited for purposes of retirement benefits.

Each Executive Agreement also provides that Huntington will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, if Mr. Benhase’s or Mr. Cheap’s severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that Huntington will not have to pay an excess severance payment and Mr. Benhase and Mr. Cheap will not be subject to an excise tax.

The Executive Agreements provide that, for a period of five years after any termination of the executive officer’s employment, Huntington will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of Huntington or any subsidiary.

Huntington must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer’s rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

The Executive Agreements for Messrs. Hoaglin and Baldwin are in effect through December 31, 2004, and the Executive Agreements for Messrs. McMennamin, Benhase, and Cheap are in effect through December 31, 2003. All Executive Agreements are subject to automatic two-year renewals and to an extension for thirty-six months after any month in which a change of control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.

Option Grants in Last Fiscal Year
Individual Grants

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value($)(2)
Thomas E. Hoaglin	96,600 300,000	1.77 5.51	17.92 18.15	2/13/12 7/16/12	471,408 1,485,000
Ronald C. Baldwin	49,200 110,000	0.90 2.02	17.92 18.15	2/13/12 7/16/12	240,096 544,500
Michael J. McMennamin	24,200 110,000	0.44 2.02	17.92 18.15	2/13/12 7/16/12	118,096 544,500
Daniel B. Benhase	60,000	1.10	18.15	7/16/12	297,000
Richard A. Cheap	30,000	0.55	18.15	7/16/12	148,500

(1)	This table details stock options granted during 2002. All options granted expire ten years from the date of grant. The options granted in February 2002 to several of the named executive officers were awarded in lieu of all or a portion of cash bonus for 2001 and were previously reported as 2001 compensation in the Summary Compensation Table contained in last year’s proxy statement. The options granted on February 13, 2002, became exercisable immediately and the options granted on July 16, 2002, become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of Huntington’s retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such employment termination date and remain exercisable for a specified period following the termination depending on the type of termination. Generally, the exercise price of options and any tax which Huntington withholds in connection with the exercise of any stock option may be satisfied by payment in cash or in shares of Huntington common stock. None of the options granted in 2002 has a reload feature.

(2)	The dollar amounts in this column were determined using the Black-Scholes option-pricing model, a method for estimating the present value of stock options based on assumptions about the stock’s price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington’s stock price or placing an accurate present value on options to purchase its stock. The assumptions used in performing the calculations were: (a) a risk-free rate of return equal to the zero-coupon United States Treasury Bond rate in effect on the date of the grant of 4.13% based on a term equal to the expected life of the option; (b) an expected dividend yield of 3.34% based on Huntington’s current common stock dividend; (c) an expected volatility of 33.8% based primarily on Huntington’s historical daily stock price volatility over the past six years; and (d) an expected option life of six years from date of grant to date of exercise, which is based on historical experience. No adjustments were made to account for vesting requirements, non-transferability, or risk of forfeiture. Any appreciation in the market value of Huntington stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The present values set forth in the table should not be viewed in any way as a forecast of the performance of Huntington common stock, which will be influenced by future events and unknown factors. The total of the grant date values indicated in the table for all stock options granted in 2002 to the named executive officers was $3,849,100, representing approximately .09% of the value of all shares of Huntington outstanding on July 16, 2002, which was the date on which the majority of stock options were granted during the year.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-the-Money(2) Options at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)(1)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Thomas E. Hoaglin	N/A	N/A	496,600/ 300,400	1,511,967/ 154,770
Ronald C. Baldwin	N/A	N/A	90,867/ 193,733	195,614/ 374,835
Michael J. McMennamin	N/A	N/A	65,867/ 168,733	138,030/ 259,982
Daniel B. Benhase	N/A	N/A	46,334/ 102,066	135,010/ 170,647
Richard A. Cheap	N/A	N/A	54,855/ 51,466	106,982/ 93,315

(1)	None of the named executive officers exercised stock options during 2002.

(2)	An option is in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option.

Long-Term Incentive Plan – Awards in Last Fiscal Year
			Estimated Future Payouts Under Non-Stock Price-Based Plan($)(2)
Name	Number of Shares, Units, or	Performance or Other Period Until Maturation
			Threshold	Target	Maximum
Thomas E. Hoaglin	(1)	(1)	$80,000	$500,000	$2,000,000
Ronald C. Baldwin	(1)	(1)	48,900	305,625	1,222,500
Michael J. McMennamin	(1)	(1)	40,600	253,750	1,015,000
Daniel B. Benhase	(1)	(1)	28,500	142,500	570,000
Richard A. Cheap	(1)	(1)	26,780	107,120	428,480

(1)	Each of the named executive officers was selected by the Compensation Committee of the Board of Directors to participate in a three-year long-term award cycle under the 2001 Stock and Long-Term Incentive Plan which began on January 1, 2002, and will end on December 31, 2004. Each of the named executive officers was also selected by the Compensation Committee to participate in a three-year cycle of the Long-Term Incentive Compensation Plan which began on January 1, 2000, and ended on December 31, 2002. Additional information about awards payable under the 2000 – 2002 cycle, which will be determined and paid in the second quarter of 2003, can be found in the “Board Compensation Committee Report on Executive Compensation” below.

(2)	Long-term awards under the 2001 Stock and Long-Term Incentive Plan are based on Huntington’s performance over two-, three-, or four-year cycles. Huntington’s performance goals for the 2002 – 2004 cycle are based on a comparison of return on average shareholders’ equity to a peer group. The peer group for the cycle consists of twenty comparably sized commercial banks that are publicly traded and that emphasize traditional banking services, of which Huntington approximates the median in terms of assets and net revenue, plus three larger banks located in Ohio. Awards based on a percentage of base salary will be paid if Huntington’s performance achieves the established threshold or higher. Any awards for the 2002 – 2004 cycle will be paid in the first half of 2005 when Huntington can determine relative performance for the cycle. No awards will be paid if Huntington’s performance is below the threshold level. The figures in the table are based on salaries as of December 31, 2002.

Pension Plan Table
			Years of Service
Remuneration	15	20	25	30	35	40
$ 425,000	$117,994	$159,015	$200,036	$226,354	$247,604	$268,854
500,000	139,576	188,096	236,617	267,604	292,604	317,604
575,000	161,157	217,178	273,199	308,854	337,604	366,354
650,000	182,738	246,259	309,780	350,104	382,604	415,104
725,000	204,319	275,340	346,361	391,354	427,604	463,854
800,000	225,901	304,421	382,942	432,604	472,604	512,604
875,000	247,482	333,503	419,524	473,854	517,604	561,354
950,000	269,063	362,584	456,105	515,104	562,604	610,104
1,050,000	297,838	401,359	504,880	570,104	622,604	675,104
1,275,000	362,582	488,603	614,624	693,854	757,604	821,354

The table above illustrates the operation of Huntington’s Retirement Plan and Supplemental Retirement Income Plan, known as the SRIP, by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2002, this limit was $200,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2002, this amount was $160,000. An employee who: (a) is a participant in the Retirement Plan; (b) has been nominated by the Compensation Committee; and (c) earns compensation in excess of the limitation imposed by Section 401(a)(17) of the Code or whose benefit exceeds the limitation of Section 415(b) of the Code, is eligible to participate in the SRIP. In addition, employees whose final benefits under the Retirement Plan are reduced due to elective deferral of compensation under the Huntington Executive Deferred Compensation Plan are also eligible to participate in the SRIP.

The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. Years of credited service in addition to those actually earned by a participant may be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

Each of the executive officers named in the Summary Compensation Table were participants in the SRIP during 2002. The compensation covered for these named executive officers by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer’s career with Huntington, of base salary and 50% of bonus. Bonuses are taken into account for the year in which paid rather than earned. The estimated credited years of service, as of December 31, 2002, are 1.92 for Mr. Hoaglin, 1.75 for Mr. Baldwin, 2.58 for Mr. McMennamin, 2.58 for Mr. Benhase, and 4.67 for Mr. Cheap.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Don M. Casto III, George A. Skestos, and Timothy P. Smucker. None of the members is or has ever been an officer of Huntington or its subsidiaries.

Board Compensation Committee Report on Executive Compensation

The following Report on Executive Compensation should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors oversees Huntington’s executive compensation programs. The Committee met five times in 2002 to review and approve executive compensation matters.

Huntington’s executive compensation philosophy is designed to meet four primary goals:

1.	Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

2.	Integrate compensation programs with Huntington’s annual and long-term strategic goals.

3.	Encourage long-term strategic management and enhancement of shareholder value through equity awards.

4.	Attract and retain key executives critical to the long-term success of Huntington by providing a fully competitive reward package that is appropriately sensitive to performance.

These principles are reflected in the key components of Huntington’s executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Huntington’s executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of Huntington’s executive compensation philosophy.

Mr. Hoaglin and Huntington have entered into an Employment Agreement which, among other things, established for Mr. Hoaglin a minimum base salary and participation in Huntington’s compensation plans. Increases in the minimum base salary and the specific level of participation in the incentive compensation plans is determined by the Committee based on the factors described below, except that the Employment Agreement provides that Mr. Hoaglin is entitled to a prorated award under the Long-Term Incentive Compensation Plan for the cycle beginning January 1, 2000, and ending on December 31, 2002. Any such prorated award will be calculated pursuant to the terms of the plan, except that for plan year 2001, it will be presumed that Huntington’s performance met the target level. Mr. Hoaglin’s Employment Agreement is described in greater detail above under “Employment and Executive Agreements”.

Base Salary

An executive officer’s base salary and subsequent adjustments are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive officer’s base salary.

The specific measures of business unit performance vary depending upon the executive’s performance area and the goals periodically set for the performance area by Huntington. Industry salary comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to traditional banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. In addition to the published survey data, in 2002 the Committee also reviewed salary data from proxy statements of banking organizations selected, analyzed, and presented by a national outside consulting firm. Approximately 50% of the banking organizations comprising the KBW 50 Bank Index were represented by the survey data reviewed. All of the peer banks chosen by the outside consultants for salary comparison purposes were included in the KBW 50 Bank Index. The KBW 50 Bank Index was used for comparison purposes in the shareholder return graph below (see “Comparison of Five Year Cumulative Total Return Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index”).

The Committee reviewed Mr. Hoaglin’s base salary and found it to be closely aligned to competitive market data reviewed. The Committee concurred with a request by Mr. Hoaglin that no increase be made to his salary for 2002.

Annual Cash Incentive Awards

Under Huntington’s Incentive Compensation Plan, executive officers can earn annual cash incentive awards determined as a percentage of base salary earned. In addition to the annual cash incentive awards under the Incentive Compensation Plan, the Committee may approve discretionary cash bonuses as the Committee deems appropriate, such as for extraordinary performance or for recruitment purposes.

For 2002, the range of incentive opportunity under the Incentive Compensation Plan as a percentage of base salary did not change from the previous year. Generally, the percentage of base salary for an executive officer was determined by (a) the incentive group to which he was assigned for 2002 based upon his level of responsibility, (b) Huntington’s performance as measured in 2002 by earnings per share, (c) the performance of the executive officer’s business unit, and (d) the performance of the individual executive. Awards for several executive officers, including those executive officers whose compensation in 2002 was anticipated to be affected by Section 162(m) of the Internal Revenue Code, were based solely on Huntington’s performance relative to the earnings per share goals (see “Tax Deductibility of Executive Compensation” below). For 2002, the remaining executive officers’ awards were weighted as follows: 50% for earnings per share, 30% for business unit performance, and 20% for individual performance. The portions of an executive officer’s award tied to these factors were based upon the scope of his responsibility, and could have been adjusted as recommended by the subjective evaluation of the executive officer’s manager.

An executive officer’s award expressed as a percentage of base salary would be greater as higher performance targets are achieved. The corporate performance targets that were set for 2002 had no predetermined relationship to the targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and Huntington’s assessment of its economic environment and industry trends.

Huntington satisfied its target level performance goals for earnings per share and other material terms of the plan were met for 2002. If applicable, the executive officer’s individual and business unit performance were evaluated and then awards were determined. Pursuant to the terms of the Plan, Mr. Hoaglin’s award, calculated solely on the predetermined earnings per share criteria established by the Committee, was $480,000.

Long-Term Incentive Awards

Long-term incentive awards in the form of stock and cash and stock option grants are made under Huntington’s 2001 Stock and Long-Term Incentive Plan. In addition, a long-term award cycle which ended on December 31, 2002, was the final cycle to be subject to the terms of Huntington’s Long-Term Incentive Compensation Plan. The value of these long-term awards is dependent upon Huntington’s performance over a period of time, as described below.

Each of the named executive officers was selected by the Committee to participate in the three-year cycle of the Long-Term Incentive Compensation Plan that began on January 1, 2000, and ended on December 31, 2002. The Long-Term Incentive Compensation Plan measures Huntington’s performance over two-, three-, or four-year cycles. The Committee selects the length of each cycle and it remains constant throughout the cycle. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of Huntington. Awards for those executive officers who were not employed by Huntington at the beginning of the 2000 – 2002 cycle will be prorated from the date the executive officer was added as a participant.

Awards under the Long-Term Incentive Compensation Plan for the 2000 – 2002 cycle will be based on a comparison of Huntington’s three-year average return on average equity, or ROAE, to the three-year average ROAE of a peer group. The Committee approved a peer group of forty banking organizations for the 2000 – 2002 cycle, determined at the end of the cycle. The peer group is determined by subtracting the ten largest from the fifty largest United States banking organizations, based on assets at the end of the cycle, whose stock was publicly traded during the cycle.

Awards for the 2000 – 2002 cycle will be determined as a percentage of the executive officers’ base salary at the end of the cycle. The percentage of base salary for an executive is determined individually by (a) the group to which the executive is assigned for a cycle based upon the participant’s level of responsibility and (b) Huntington’s ROAE performance relative to other banking organizations in the peer group for the cycle. Under the plan, if Huntington’s ROAE performance is at the threshold level, which is at the 25th percentile of all peer group banks in the cycle, awards will be paid. The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target level performance is achieved if Huntington’s performance is at the 50th percentile of all peer group banks in the cycle. The percentage of base salary awarded increases incrementally at a higher rate once Huntington’s ROAE results go over the plan target levels. No award will be made pursuant to the Long-Term Incentive Compensation Plan if Huntington’s ROAE performance is below the threshold level, and the maximum award will be paid if Huntington’s ROAE performance is at or above the 90th percentile of the peer group. The maximum award is 160% to 250% of a participant’s base salary depending upon the group to which a participant is assigned based on level of responsibility. Awards are typically made in stock, however, participants may elect to receive up to 50% of their awards in cash.

The awards for the 2000 – 2002 cycle are not yet determinable. These awards will be calculated after the members of the peer group have filed annual reports for 2002, and will be reported in the Summary Compensation Table contained in next year’s proxy statement.

Each of the named executive officers was also selected by the Compensation Committee to participate in a three-year long-term award cycle under the 2001 Stock and Long-Term Incentive Plan which began on January 1, 2002, and will end on December 31, 2004. Long-term awards under the 2001 Stock and Long-Term Incentive Plan are based on Huntington’s performance over two-, three-, or four-year cycles. Huntington’s performance goals for the 2002 – 2004 cycle are based on a comparison of return on average shareholders’ equity to a peer group. The peer group for the cycle consists of twenty comparably sized commercial banks that are publicly traded and that emphasize traditional banking services, of which Huntington approximates the median in terms of assets and net revenue, plus three larger banks located in Ohio. Awards based on a percentage of base salary will be paid if Huntington’s performance achieves the established threshold or higher. Any awards for the 2002 – 2004 cycle will be paid in the first half of 2005 when Huntington can determine relative performance for the cycle. No awards will be paid if Huntington’s performance is below the threshold level.

Stock option awards are generally considered annually for the executive officers by the Committee. The number of option shares granted to the executive officers in July 2002 was determined based on the individual’s scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and industry comparisons. No specific weight is attached to these factors.

Data from a survey published by a nationally known compensation and human resources consulting firm was reviewed by the Committee to determine competitive benchmarks for awarding 2002 options. The survey included 124 financial institutions of which 40 were commercial banks. The Committee also utilized an outside compensation consultant who provided data and strategy advice. Competitive grants were considered by using sources presenting data as a percentage of base salary and as a percentage of total shares of common stock outstanding; however, the Committee does not have a policy to target its option awards at any specific level of data as provided from these sources. Although information as to the options awarded to each executive officer during recent years was reviewed by the Committee, the Committee did not assign any weight to the total amount of options held by an executive officer in determining the size of an option awarded for 2002.

Each stock option has an exercise price equal to the fair market value of the underlying Huntington common stock on the date of grant. Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in Huntington’s stock price. The grants to executive officers in July 2002 become exercisable in three equal annual installments beginning on the first anniversary of the grant.

During 2002, the Committee awarded stock options to 8,204 employees in a total amount equal to 2.25% of Huntington’s average shares of common stock outstanding for the year. Mr. Hoaglin received 7.29% of all option shares granted to employees, or 396,600 shares. Additional detail on executive stock option grants is provided in the table above entitled “Option Grants in Last Fiscal Year.”

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) no longer permits Huntington to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to individuals who, as of the last day of the taxable year, are the Chief Executive Officer and the four most highly compensated executives required to be named in the annual proxy statement. Huntington may continue to deduct compensation paid to the named executive officers in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Section 162(m), including an exception for certain performance-based compensation. The Committee believes that Section 162(m) should not cause Huntington to be denied a deduction for compensation paid to the named executive officers in 2002. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

COMPENSATION COMMITTEE

Timothy P. Smucker, Chairman

Don M. Casto III

George A. Skestos

Comparison of Five Year Cumulative Total Return

Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index

The line graph below compares the yearly percentage change in cumulative total shareholder return on Huntington common stock and the cumulative total return of the S&P 500 Index and the KBW 50 Bank Index for the period December 31, 1997, through December 31, 2002. The KBW 50 Bank Index is a market capitalization-weighted bank stock index published by Keefe, Bruyette & Woods. The index is composed of the 50 largest banking companies and includes all money-center banks and most major regional banks. The S&P Major Regional Banks Index, which was used for comparison purposes in last year’s proxy statement, was discontinued at the end of 2001. Standard & Poor’s replacement index, the S&P Bank Index, currently does not have a five-year dividend history and thus it can not be used to calculate a five-year total return.

An investment of $100 on December 31, 1997, and the reinvestment of all dividends are assumed.

		1997	1998	1999	2000	2001	2002

——	Huntington	$100.00	$94.28	$84.70	$66.23	$73.53	$82.77

– – –	S&P 500	$100.00	$128.52	$155.53	$141.36	$124.63	$97.16

— –	KBW 50 Bank Index	$100.00	$108.28	$104.52	$125.48	$120.32	$111.87

Comparison of Two-Year Total Return: Huntington’s return for the two-year period December 31, 2000, through December 31, 2002, was +25.0%, compared with returns for the same period of –31.3% and –10.9%, respectively, for the S&P 500 Index and the KBW 50 Bank Index. For these two-year calculations, an investment on December 31, 2000, and the reinvestment of all dividends are assumed.

Executive Officers of Huntington

Each executive officer of Huntington is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

RONALD C. BALDWIN, age 56, has served as Vice Chairman of Huntington and The Huntington National Bank since April 2001, overseeing Huntington’s regional banking line of business which includes both commercial and retail banking activities. Mr. Baldwin served as a Vice President and a director of Huntington Preferred Capital, Inc. from April 2001 to December 2001. Prior to joining Huntington, Mr. Baldwin served as President of Retail Delivery for the Retail Banking Group of Bank One Corporation, managing branches, telephone call centers, ATM’s, and internet banking across a multi-state network, from December 1997 to December 2000. Mr. Baldwin served as Bank One Corporation’s president of Business Banking from January 1996 to December 1997 and as Chairman and Chief Executive Officer of Bank One Wisconsin Corporation from April 1994 to January 1996.

DANIEL B. BENHASE, age 43, has served as Executive Vice President of The Huntington National Bank’s Private Financial Group since June 2000. Prior to joining Huntington, Mr. Benhase served as Executive Vice President for Firstar Corporation from 1994 to June 2000, and as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994, responsible for managing trust, investment management, private banking, and brokerage activities.

RICHARD A. CHEAP, age 51, has served as General Counsel and Secretary for Huntington and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a Vice President and a director since April 2001, and as Secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc. Prior to joining Huntington, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington’s bank acquisitions during the preceding nine years.

THOMAS E. HOAGLIN, age 53, has served as Chief Executive Officer and President for both Huntington and The Huntington National Bank since February 2001, and as Chairman of the Board for both since August 2001. Prior to joining Huntington, Mr. Hoaglin served as Vice Chairman of AmSouth Bancorporation from February 2000 to August 2000. Mr. Hoaglin served as an officer in various positions during his 26 year career at Bank One Corporation until March 1999, including, as Executive Vice President of Private Banking from October 1998 to March 1999, as Chairman and Chief Executive Officer of Banc One Services Corp. from June 1997 to October 1998, as Chairman of Project One from January 1996 to December 1998, as Chairman and Chief Executive Officer of Bank One Ohio Corporation from 1992 to 1995, and as President and Chief Operating Officer of Bank One Texas from 1989 to 1992.

MICHAEL J. MCMENNAMIN, age 57, has served as Vice Chairman for Huntington since November 2000, and as Chief Financial Officer and Treasurer since October 2000. Mr. McMennamin served as Executive Vice President for Huntington from October to November 2000, and as Executive Vice President for The Huntington National Bank from June 2000 to April 2001. Mr. McMennamin has served as President of Huntington Capital Corp. since June 2000. Mr. McMennamin has also served as President of Huntington Preferred Capital, Inc. since April 2001 and as a director of that company since December 2000. Prior to joining Huntington, from November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

MARY W. NAVARRO, age 46, has served as Executive Vice President of The Huntington National Bank managing the retail banking line of business since June 2002. Prior to joining Huntington, Ms. Navarro served as Executive Vice President and Eastern Region Retail Manager for Bank One Corp. from 1996 to May 2002. Ms. Navarro served Bank One Corp. in various capacities from January 1986 and held many senior leadership positions including Small Business National Sales Manager, National Retail Business Credit Delivery Manager, Regional Business Banking Sales Manager, and Commercial Banking Manager.

NICHOLAS G. STANUTZ, age 48, has served since June 1999 as Executive President and Group Manager for Dealer Sales for The Huntington National Bank. Prior thereto, Mr. Stanutz served as Senior Vice President from May 1986 to June 1999, as Product Manager for automobile financing from June 1994 to June 1999, and as Indiana Dealer Sales Manager from May 1986 to June 1994.

Proposal to Approve the Increase in the Number of Shares for the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors

Huntington’s shareholders approved the Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors in 1992. At the time the shareholders approved the Plan, an aggregate of 278,075 shares of Huntington common stock, adjusted for stock splits and stock dividends, were reserved for issuance under the Plan. As of December 31, 2002, 25,535 shares remained available under that authorization. At this time the shareholders are being asked to approve an authorization of an additional 75,000 shares of common stock, subject to future adjustment for stock splits, stock dividends, and other changes in capitalization. Since directors of Huntington are eligible to receive shares of common stock under the Plan, approval by the shareholders is required under the rules of The Nasdaq Stock Market, Inc. The only change in the terms of the Plan since approved by the shareholders in 1992 was an amendment in May 2000 to conform to a change in Huntington’s retirement age for directors.

The Plan allows the members of the Board of Directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Plan. Huntington transfers cash equal to the compensation deferred pursuant to the Plan to a trust fund where it is allocated to the accounts of the participating directors.

The trustee of the Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington common stock. During 2002, the trustee invested the trust fund primarily in Huntington common stock. The trustee may purchases shares of Huntington common stock in the open market or may purchase them directly from Huntington. The trustee maintains a separate account for each participating director. Amounts contributed to the Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director’s account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director.

All of the assets of the Plan including the assets of the trust fund are subject to the claims of the creditors of Huntington. The rights of a director or his or her beneficiaries to any of the assets of the Plan are no greater than the rights of an unsecured general creditor of Huntington. Huntington may amend or terminate the Plan at any time without shareholder approval unless such approval is required by applicable rule or law. No action may be taken which would affect the rights of participants to amounts previously credited to their accounts.

As noted above, eligible participants under the terms of the Plan are directors of Huntington. Executive officers and employees, including employees who are also directors of Huntington, do not receive compensation as directors and, therefore, are ineligible to participate in the Plan. Huntington currently has ten directors, nine of whom are non-employee directors. The Board of Directors has set the authorized number of directors at twelve and it is anticipated that there will be twelve directors after the 2003 Annual Meeting of Shareholders, eleven of whom will not be employees of Huntington and will be eligible to participate in the Plan.

The number of shares of Huntington common stock purchased for participants’ accounts can vary from year to year depending upon the level of participation elected by the directors, the investment choices of the trustee, and the market price of the stock. The table below indicates the dollar value and number of shares purchased for participants in 2002.

Plan Benefits

Deferred Compensation Plan for Huntington Bancshares Incorporated Directors

Name and Position	Dollar Value ($)	Number of Units
Non-Executive Director Group	$325,487	17,431 shares

The affirmative vote of the holders of a majority of Huntington common stock present at the meeting is required to approve the increase in shares authorized under the Plan. The persons appointed as proxies will vote FOR this proposal, unless otherwise directed. If shareholder approval of the Plan is not obtained, Huntington will instruct the trustee not to purchase Huntington common stock with the amounts deferred by participants and may consider other alternative actions such as amending the Plan.

Huntington believes that its stock plans have made a significant contribution to its success in attracting and retaining key employees and directors. If the shareholders approve the additional authorization of 75,000 shares, the total shares authorized for the Plan will remain less than ½ of 1% of Huntington’s outstanding shares. The Board of Directors recommends a vote FOR the approval of the increase in authorized shares for the Directors’ Deferred Compensation Plan.

The following table sets forth information about Huntington common stock authorized for issuance under Huntington’s existing equity compensation plans as of December 31, 2002.

Equity Compensation Plan Information

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(2)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)(3)
Equity compensation plans approved by security holders	13,116,269	$19.00	7,479,152

Equity compensation plans not approved by security holders	4,907,950	$18.91	792,050

Total	18,024,219	$18.98	8,271,202

(1)	All equity compensation plan authorizations for shares of common stock provide for the number of shares to be adjusted for stock splits, stock dividends, and other changes in capitalization. The Huntington Investment and Tax Savings Plan, a broad-based plan qualified under Section 401(a) of the Internal Revenue Code which includes Huntington common stock as one of a number of investment options available to participants, is excluded from the table. The only plan under the category “Equity compensation plans not approved by security holders” is the Employee Stock Incentive Plan, a broad-based stock option plan under which active employees, excluding executive officers, are eligible to receive grants of stock options. Options granted under this plan are fully vested and exercisable as of the earlier of the fifth anniversary of the date of grant or the attainment of a performance target specified by the Compensation Committee at the time of grant.

(2)	The figures in this column reflect shares of common stock subject to stock option grants outstanding as of December 31, 2002.

(3)	The figures in this column reflect shares reserved as of December 31, 2002, for future issuance under employee benefit plans, including shares available for future grants of stock options but excluding shares subject to outstanding options. Of these amounts, shares of common stock available for future issuance other than upon exercise of options, warrants, or rights are as follows:

•	Voluntary participant contributions made by payroll deduction are used to purchase shares of Huntington common stock under the Supplemental Stock Purchase and Tax Savings Plan – 131,507 shares.

•	As described above, directors of Huntington may defer their director compensation and such amounts may be invested in shares of Huntington common stock under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors – 25,535 shares. Huntington’s Board of Directors authorized in February 2003, and shareholders are being asked to approve at the 2003 Annual Meeting of Shareholders, an additional 75,000 shares for future issuance under this plan, which additional shares are not reflected in the table.

•	Under a similar plan, the Deferred Compensation Plan for Directors, directors of selected subsidiaries of Huntington may defer their director compensation and such amounts may be invested in shares of Huntington common stock. At December 31, 2002, there were no shares remaining available for issuance under this plan; however, Huntington’s Board of Directors in February 2003 authorized 150,000 additional shares for future issuance under this plan which are not reflected in the table.

•	The Long-Term Incentive Compensation Plan provides for long-term awards, based on Huntington’s performance over two-, three-, or four-year cycles, in the form of common stock and cash – 457,145 shares.

•	Under the 2001 Stock and Long-Term Incentive Plan, 6,864,965 shares remain available for issuance in the form of stock options, awards of restricted stock, and long-term performance awards in the form of stock and cash. Up to 2,480,000 of these shares, or 20% of the total shares authorized for this plan, are available for the issuance of restricted stock and long-term performance awards.

Proposal to Ratify the Appointment of Independent Auditors

The Audit/Risk Committee of the Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for Huntington for the year 2003. Although not required, the Board of Directors is submitting this selection to the shareholders for ratification. Ernst & Young LLP has served as the independent auditor for Huntington since its inception in 1966. The Audit/Risk Committee and the Board of Directors believe that the reappointment of Ernst & Young LLP for the year 2003 is appropriate because of the firm’s reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit/Risk Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Huntington’s annual financial statements for the fiscal year ended December 31, 2002, and the review of the financial statements included in Huntington’s Forms 10-Q for the fiscal year 2002, were $776,000. The aggregate fees billed for services provided in 2002 such as are normally provided in connection with statutory and regulatory filings, including comfort letters, attestation services, and consents, were $276,000, for total audit fees of $1,052,000.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for audit-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2002, were $317,000. Audit related fees generally include fees for assurance services such as audits of pension plans, compliance related to servicing of assets, and SAS 70 reports.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2002, were $126,000. The tax-related services were all in the nature of tax compliance.

There were no fees billed by Ernst & Young LLP for financial information systems design and implementation or other services.

The Audit/Risk Committee has considered and determined that the provision of services by Ernst & Young LLP, other than services described under “Audit Fees”, is compatible with maintaining Ernst & Young LLP’s independence.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

Proposals by Shareholders for 2004 Annual Meeting

If any shareholder of Huntington wishes to submit a proposal for inclusion in next year’s proxy statement and form of proxy, the proposal must be received by the Secretary of Huntington at the principal executive offices of Huntington, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on November 14, 2003. A shareholder proposal received after November 14, 2003, but on or before January 15, 2004, will not be included in the proxy materials, but may be presented at the 2004 Annual Meeting. If Huntington receives notice of a shareholder proposal after January 15, 2004, the persons named as proxies for the 2004 Annual Meeting of Shareholders will have discretionary voting authority to vote on such proposal at the meeting.

In addition, Huntington’s Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Huntington at Huntington’s principal executive offices.

Other Matters

As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

Huntington’s 2002 Annual Report was furnished to shareholders concurrently with the mailing of this proxy material. Huntington’s Form 10-K for 2002 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287.

If you are an employee of Huntington or its affiliated entities and are receiving this Proxy Statement as a result of your participation in the Huntington Investment and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

Appendix I

Huntington Bancshares Incorporated

Audit/Risk Committee Charter

Adopted January 14, 2003

Organization

This charter governs the operations of the Audit/Risk Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom the Board has determined to be independent for purposes of serving on the Audit/Risk Committee in accordance with the provision of the Corporate Governance Guidelines and meet the independence requirements of SEC regulations and the stock exchange listing standards. All committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations.

Purpose

The Audit/Risk Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility for the integrity of the Company’s financial statements; the financial reporting process; the systems for managing enterprisewide risks; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function, risk management functions and independent auditors; and the independent auditor’s qualifications and independence. The Audit/Risk Committee shall provide oversight and review of compliance by the Company’s associates and directors with the Code of Business Conduct and Ethics and compliance by the Chief Executive Officer and the senior financial officers with the Financial Code of Ethics. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

In discharging its oversight and compliance review role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties with the Company responsible for the expense of such advisors.

Duties and Responsibilities

The primary responsibility of the Audit/Risk Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

An additional responsibility of the Audit/Risk Committee is to oversee the governance of the enterprise risk management activities of the board and report on the results of their activities to the board. Management is responsible for implementing and operating an enterprise risk management framework that is consistent with board approved policies.

i

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk practices. The following shall be the principal duties and responsibilities of the Audit/Risk Committee. These are set forth as a guide with the understanding that the Committee may supplement or alter them as appropriate.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit/Risk Committee. The decisions of any Audit/Risk Committee member to whom pre-approval authority is delegated must be presented to the full Audit/Risk Committee at its next scheduled meeting.

The Committee shall be directly responsible for the appointment, review of annual evaluations and compensation, and termination of the Internal Audit Director. The Committee on an annual basis will review and approve the Internal Audit Division budget.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the Internal Audit Director and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the Chief Risk Officer, the Internal Audit Director, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risks, and legal and ethical compliance programs (e.g., Company’s Code of Business Conduct and Ethics).

The Committee shall meet separately periodically with management, the Chief Risk Officer, the Internal Audit Director, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the Chief Risk Officer, the Internal Audit Director and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

Management shall appraise the Committee members of financial information and earnings guidance provided by the Company to third parties.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall review the governance of enterprise risk management activities, ensuring that executive management has policies and processes in place to manage the significant risks to which the Company is exposed. Also, the Company shall review compliance with HBI risk management policies and strategies. All material variances from changes to risk policies and strategies will be reviewed and evaluated by the Committee and reported to the board.

The Committee shall receive reports on any violations of the Company’s Code of Business Conduct and Ethics by members of the Board and associates of the Company and on any violations of the Company’s Financial Code of Ethics by the Chief Executive Officer and senior financial officers of the Company.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare an annual report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

The Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee or a fiduciary audit committee for The Huntington National Bank if The Huntington National Bank does not have its own audit committee, in either case to the extent permitted, and in the manner required, by applicable laws and regulations.

General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

1)	One or more officers or employees of the Company whom the Committee members reasonably believe to be reliable and competent in the matters presented; or

2)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person.

+
000000 0000000000 0 0000
000000000.000 ext
000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1.    The Board of Directors recommends a vote FOR the listed nominees.

Class I	For	Withhold	Class II	For	Withhold	Class III	For	Withhold

01 - Raymond J. Biggs			05 - David P. Lauer			07 - Michael J. Endres

02 - John B. Gerlach, Jr.			06 - Kathleen H. Ransier

03 - Thomas E. Hoaglin

04 - Robert H. Schottenstein

B Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Approval of the increase in the number of shares authorized for issuance under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors.				4.	In their discretion to vote upon such other matters as may properly come before the meeting.
		For	Against	Abstain
3.	Ratification of appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2003.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

☐	1 U P X H H H P P P P 0016061	+

001CD40001    009EFE

Proxy – Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting—April 24, 2003

The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held in the Riffe Center Capitol Theatre, 77 South High Street, Columbus, Ohio, on Thursday, April 24, 2003, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, and 3.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE DEFERRED COMPENSATION PLAN FOR HUNTINGTON BANCSHARES INCORPORATED DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK « EASY « IMMEDIATE « AVAILABLE 24 HOURS A DAY « 7 DAYS A WEEK

Huntington encourages you to take advantage of the convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-416-8418 in the United States or	• Go to the following web site:
Canada any time on a touch tone telephone. There is	WWW.COMPUTERSHARE.COM/US/PROXY
NO CHARGE to you for the call.

• Enter the Holder Account Number (excluding the	• Enter the information requested on your computer
letter “C”) and Proxy Access Number located below.	screen and follow the simple instructions.

• Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors
recommends on ALL proposals: Press 1.

When asked, please confirm your vote by
pressing 1.

Option 2: If you choose to vote on EACH proposal
separately, press 0 and follow the simple
recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, on April 23, 2003.

THANK YOU FOR VOTING

 009ECE

+
000000 0000000000 0 0000
000000000.000 ext
000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Instruction Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

Class I	For	Withhold	Class II	For	Withhold	Class III	For	Withhold

01 - Raymond J. Biggs			05 - David P. Lauer			07 - Michael J. Endres

02 - John B. Gerlach, Jr.			06 - Kathleen H. Ransier

03 - Thomas E. Hoaglin

04 - Robert H. Schottenstein

B Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Approval of the increase in the number of shares authorized for issuance under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors.				4.	In their discretion to vote upon such other matters as may properly come before the meeting.
		For	Against	Abstain
3.	Ratification of appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2003.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign your name as it appears hereon.

Signature 1 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

☐	1 U P X H H H P P P P 0016062	+

001CD40001    009EFE

Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee

The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Riffe Center Capitol Theatre, 77 South High Street, Columbus, Ohio, on Thursday, April 24, 2003, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, and 3.

IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK « EASY « IMMEDIATE « AVAILABLE 24 HOURS A DAY « 7 DAYS A WEEK

Huntington encourages you to take advantage of the convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-416-8419 in the United States or	• Go to the following web site:
Canada any time on a touch tone telephone. There is	WWW.COMPUTERSHARE.COM/US/PROXY
NO CHARGE to you for the call.

• Enter the Holder Account Number (excluding the	• Enter the information requested on your computer
letter “C”) and Proxy Access Number located below.	screen and follow the simple instructions.

• Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors
recommends on ALL proposals: Press 1.

When asked, please confirm your
vote by pressing 1.

Option 2: If you choose to vote on EACH proposal
separately, press 0 and follow the simple
recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, on April 23, 2003.

THANK YOU FOR VOTING

 009EGD

+
000000 0000000000 0 0000
000000000.000 ext
000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Instruction Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

Class I	For	Withhold	Class II	For	Withhold	Class III	For	Withhold

01 - Raymond J. Biggs			05 - David P. Lauer			07 - Michael J. Endres

02 - John B. Gerlach, Jr.			06 - Kathleen H. Ransier

03 - Thomas E. Hoaglin

04 - Robert H. Schottenstein

B Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Approval of the increase in the number of shares authorized for issuance under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors.				4.	In their discretion to vote upon such other matters as may properly come before the meeting.
		For	Against	Abstain
3.	Ratification of appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2003.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign your name as it appears hereon.

Signature 1 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

☐	1 U P X H H H P P P P 0016063	+
001CD40001	009EHE

Empire National Bank Stock Ownership Plan

Instruction Card to Plan Trustee

The undersigned participant in the Empire National Bank Stock Ownership Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 8.1 of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Riffe Center Capitol Theatre, 77 South High Street, Columbus, Ohio, on Thursday, April 24, 2003, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, and 3.

IF NO DIRECTION IS MADE, THE PARTICIPANT’S SHARES WILL NOT BE VOTED.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK « EASY « IMMEDIATE « AVAILABLE 24 HOURS A DAY « 7 DAYS A WEEK

Huntington encourages you to take advantage of the convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-416-8420 in the United States or	• Go to the following web site:
Canada any time on a touch tone telephone. There is	WWW.COMPUTERSHARE.COM/US/PROXY
NO CHARGE to you for the call.

• Enter the Holder Account Number (excluding the	• Enter the information requested on your computer
letter “C”) and Proxy Access Number located below.	screen and follow the simple instructions.

• Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors
recommends on ALL proposals: Press 1.

When asked, please confirm your vote by
pressing 1.

Option 2: If you choose to vote on EACH proposal
separately, press 0 and follow the simple
recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, on April 23, 2003.

THANK YOU FOR VOTING

 009EIC